EXHIBIT 4.2

                              CERTIFICATE OF TRUST

                         OF PECO ENERGY TRANSITION TRUST


     THIS Certificate of Trust of PECO Energy Transition Trust (the "Trust"), dated as of June 23, 1998, is being fully executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. ss. 3801, et seq.).

     1. Name. The name of the business trust formed hereby is PECO Energy Transition Trust.

     2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are First Union Trust Company, National Association, One Rodney Square, 920 King Street, First Floor, Wilmington, Delaware 19801, Attention: Corporate Trust Administration.

     3. Effective Date. This Certificate of Trust shall be effective as of its filing with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first-above written.


DIANA MOY KELLY, not in her                  FIRST UNION TRUST COMPANY,
individual capacity, but solely as           NATIONAL ASSOCIATION, not in its
trustee of the Trust                         individual capacity, but solely as
                                             trustee of the Trust


/s/ Diana Moy Kelly
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                                                 By: /s/ Edward L. Truitt, Jr.
                                                    ----------------------------
                                                 Name: Edward L. Truitt, Jr.
                                                 Title: Assistant Vice President

GEORGE SHICORA, not in his
individual capacity, but solely as
trustee of the Trust


/s/ George R. Shicora
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